AGREEMENT FOR SALE OF STOCK

THIS AGREEMENT (“Agreement”) is made and entered into this 23 day of August, 2005, by and between NT Holding Corp., a Nevada corporation, (“Seller”) and Alan Lew, an individual (“Buyer”);

WITNESSETH:

WHEREAS, Seller is the owner of 3,000,000shares (the “Shares”) of the issued and outstanding stock of PNC Labs, Inc., (hereinafter “PNC”), representing 100% of the issued and outstanding common stock of PNC; and

WHEREAS, Seller acquired all of the issued and outstanding common stock of Newfair Associates Limited, a British Virgin Island corporation (“Newfair”), in a share exchange transaction completed on or about August 15, 2005, which transaction resulted in a change in a control of Seller and in the acquisition by Seller of Newfair’s operating business; and

WHEREAS, following the acquisition of Newfair, the board of directors of the Seller has determined that it is in the best interests of Seller to limit its future business activities to the business operations of Newfair, and to terminate its interest in the business activities of PNC through disposition of the Shares; and

WHEREAS, Buyer currently owns or controls the minority ownership interest in Seller and is a current officer of PNC, has agreed to purchase or acquire the Shares pursuant to and in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, for and in consideration of the mutual covenants and conditions contained herein, the parties hereto agree as follows:

1.         Sale of Shares. Seller hereby agrees to sell, and Buyer hereby agrees to purchase, the Shares on the date of Closing (as defined in Section 14 hereof), for the consideration set forth in Section 2 hereof .

2.         Consideration. As consideration for the acquisition of the Shares, Buyer hereby agrees to assume all of the assets and liabilities of PNC set forth in Schedule A hereto (the “Assets” and the “Liabilities”, respectively), and to hold Seller harmless with respect to the Liabilities. As additional consideration for the assumption of the Liabilities, Seller agrees to issue Buyer 200,000 shares of restricted common stock of Seller and to pay to Buyer a total of $130,000, of which $15,000 has already been received by Buyer. The remaining $115,000 shall be paid upon the earlier to occur of (i) Seller raising sufficient funds from third party investors such that all debts and obligations of PNC have been extinguished, or (ii) February 15, 2007.

3.         Representation and Warranty of Seller. Seller hereby represents and warrants to Buyer that at Closing, Buyer shall receive good and marketable title to the Shares to be purchased by Buyer pursuant to this Agreement, free and clear of any pledges, liens, restrictions and encumbrances of any nature.

4.         Representation and Warranty of Buyer.           Buyer hereby represents and warrants to Seller that Buyer is relying upon his own investigation and knowledge of the business and operations of PNC in electing to purchase the Shares and has had such access to the books and records, and other information relating to the business and operations of PNC that he is able to make a fully informed decision regarding the merits and risks of purchasing the Shares and is not relying upon any information or representations provided by Seller for such purpose.

5.         Assets and Liabilities of PNC. Seller and Buyer hereby agree that to the best of their knowledge the information shown on Schedule A hereto represent all of the outstanding assets and liabilities of PNC as of the date of this Agreement, and further agree that such Schedule shall be updated at Closing.

6.         Indemnification. Buyer acknowledges that all of the Liabilities are the obligation of PNC and are not the obligation of Seller. By execution of this Agreement, Buyer agrees to indemnify and hold Seller, and each of its officers, directors, agents and employees harmless from any and all liability, loss, expense, cost or damage of any kind or nature whatsoever that Seller, or any of its officers, directors, agents or employees may at any time incur with respect to any of the Liabilities.

7.         Survival of Representations, Warranties and Agreements. All representations, warranties and agreements contained in this Agreement or any certificate or other instrument delivered by Seller or Buyer pursuant to this Agreement shall be deemed to be made as of the Closing, as well as of the date hereof, and shall survive the Closing.

8.         Risk of Loss.    The risk of loss to the assets of PNC prior to Closing shall be upon PNC and Seller. From the time of Closing and thereafter, all risk of loss or damage shall be upon PNC and Buyer.

9.         Notices. All notices, letters, financial statements, requests, demands and other communications hereunder shall be in writing and shall be deemed to be duly given if delivered in person or deposited in the United States mail (registered or certified, return receipt requested) or otherwise actually delivered:

a.	If to Seller:

Unit 507
Commercial House
No. 35 Queen’s Road Central
Hong Kong

b.	If to Buyer:

385 Freeport#1
Sparks, NV, 89431

10.       Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties, their heirs, legal representatives, successors and assigns.

11.       Entirety. This Agreement shall be deemed to constitute the entire agreement of the parties and supersedes any and all prior agreements, arrangements, or understandings between the parties relating to the subject matter hereof. No oral understandings, statements, promises or inducements contrary to the terms of this Agreement exist. The representations, warranties, covenants and agreements between the parties shall be as set forth herein, and neither party shall be bound by any prior, contemporaneous or subsequent statement, condition, representation or understanding unless the same is set forth in a written amendment attached hereto.

12.       Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Nevada.

13.       Securities Disclosure. Buyer acknowledges and understands that the Shares have not been registered under the Securities Act of 1933, as amended, and may not be sold without compliance with that Act. There is no present market for the Shares. Buyer has been given access to all information concerning the business of PNC and has been given the opportunity to ask questions of and receive information from Seller, to his satisfaction. Buyer understands the substantial risk factors involved in purchasing the Shares and has made an informed judgment to buy the stock.

14.       Closing. The term "Closing" as used herein shall refer to the date and time the sale, purchase, transfers, assignments, and deliveries required to consummate the transactions contemplated by this Agreement occur. The Closing shall occur on August 23, 2005, or such earlier or later time as is mutually agreed upon by the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SELLER

By: /s/ Alan Lew
NT Holding Corp.

BUYER:

/s/ Alan Lew

Alan Lew, as an individual

Schedule A

List of liabilities assumed by Buyer from NT Holding Corp.

Nature of liabilities	Amount of liabilities

Miscellaneous accounts payable to various creditors	$78,125
Consulting fee expenses	$45,000
Accrued interest	$26,823
Accrued expenses owed to Alan Lew	$31,000
Accounts payable as a result of debts to related parties	$21,857
Shareholders loans	$30,600
Notes payable to CHC	$200,000
Notes payable to Young	$4,000
Notes payable to Riss	$20,000

TOTAL	$457,405